Exhibit 99
PRESS RELEASE Contact: Michael Senken
Phone: (678) 384-6720
MIMEDX GROUP ANNOUNCES SECOND QUARTER RESULTS

COMPANY’S REVENUES TRIPLE OVER FIRST QUARTER
MARIETTA, Georgia, July 23, 2010 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected biomaterial-based products, announced today its results for the second quarter ended June 30, 2010.
The Company recorded revenues during the quarter of $322,000, a significant increase over first quarter 2010 revenues of $115,000. The Company recorded a net loss of $2,700,000, or $0.04 per diluted common share, for the quarter, as compared to a net loss of $3,100,000 or $0.06 per diluted common share, in the first quarter of 2010. The second quarter improvement from the $3,100,000 net loss reported in the first quarter of 2010 was primarily due to the increased revenue as well as a reduction of interest expense, the effects of which were partially offset by increased investments in sales and marketing expenses associated with the establishment of our global sales and distribution network, and share-based compensation expense, a non-cash expense.
When comparing the Company’s results for the 3 months ended June 30, 2010 over the same period of 2009, it is important to note that there were no revenues recorded in the quarter ended June 30, 2009. The net loss of $2,700,000, or $0.04 per diluted common share, reported in the three months ended June 30, 2010, is compared to a net loss of $1,600,000, or $0.04 per diluted common share, reported in the same period of 2009. The results for the three months ended June 30, 2009 included a gain on the settlement of prior period disputed accounts payable of $565,000. Excluding this gain, the net loss in the three months ended June 30, 2009 would have been $2,200,000. The increase in net loss year-over-year is primarily attributable to expenses related to the build out of the Company’s global sales distribution network as well as the non-cash related share-based compensation expense. Earnings before interest, taxes, depreciation and amortization (EBITDA) were a loss of $2,400,000 for the second quarter of 2010.
Stockholder’s equity as of June 30, 2010 was $8,200,000, as compared to $6,100,000 as of December 31, 2010, and $1,400,000 as of June 30, 2009. In the second quarter of 2010, the Company successfully raised $3,200,000 in equity funding through the conversion of warrants from investors who had previously invested in the October 2009 private placement offering.

Parker H. “Pete” Petit, Chairman and CEO, stated, “We had a very effective quarter highlighted by significant progress in the ramp-up of our production capabilities and the development of our distribution network in the U.S. and international markets. While we are disappointed that we did not achieve our revenue goals for the quarter, we still tripled our revenues over the first quarter. Our product acceptance is excellent among the U.S. sales representatives and international distributors. As more physicians are being exposed to our HydroFix™ and CollaFix™ technologies, the influx of suggestions for new applications and product concepts is very encouraging. We are gratified to see this level of interest and enthusiasm for what we hope will be a new generation of products spawned from these two innovative technology platforms”.
“To keep up with input from our Medical Advisory Board and other practicing physicians, we conduct monthly product development meetings to evaluate each of the suggestions. In addition to the product guidance gained from this group, our product development planning process includes details and specifics related to our regulatory initiatives with the Food and Drug Administration (“FDA”), our pre-clinical studies, and our engineering activities. We are currently working on our 2011 plan, which will define next year’s activities for product development releases and enhancements”.
Bill Taylor, President and COO, commented, “We achieved another regulatory milestone during the quarter with the clearance by the FDA of our 510(k) application for additional thicknesses and sizes of our proprietary HydroFix™ Vaso Shield. The FDA cleared HydroFix™ Vaso Shield for multiple thicknesses ranging from 0.4mm to 1.0mm and multiple sizes. These additional configurations give more choice and flexibility to the surgeon during anterior spinal surgeries”.
“The second quarter was also highlighted by continued progress in the transition of the CollaFix™ manufacturing operations from our Tampa, Florida facility to our Marietta, Georgia facility. We are progressing very well in our selection of a larger facility in the Marietta, Georgia area to house our expanded manufacturing operations. As we have stated previously, our strategy is to establish our Tampa office as our center of excellence for research and development. During the quarter, we continued to make significant advances in that strategy, including significant cost reductions in both technology platforms”.
Please refer to the Company’s website, www.mimedx.com, for this quarter’s Shareholders’ Letter and other information.
Earnings Call
MiMedx management will host a live broadcast of its second quarter conference call on July 23, 2010, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company
MiMedx Group, Inc. (“MiMedx Group”) is an integrated developer, manufacturer and marketer of patent protected biomaterial-based products. The Company is successfully emerging from a development-focused start-up into a fully integrated operating company with an experienced team poised to capitalize on its science and technology to generate rapid sales growth and profitability. Our mantra is “Repair, don’t replace” because our biochemists, engineers, designers and physicians believe it is better to augment repair when possible rather than replace traumatized, but otherwise healthy tissues and structures. Our platform technologies, HydroFix™ and CollaFix™, have a vast number of potential applications in treating traumatized tissue and structures and we are focused on commercializing multiple applications of both technologies. In parallel, we are seeking strategic relationships, in selective categories, to more rapidly commercialize our technologies. HydroFix™ and CollaFix™ are trademarks of MiMedx Group, Inc.
Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the prospects for a new generation of products from the Company’s technology platforms and the success of the transition of the Company’s manufacturing facilities from Florida to Georgia. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company currently requires additional capital to survive and achieve its goals, which may be difficult or impossible to obtain; that the Company may not receive requisite regulatory clearances and/or approvals to be able to market a full range of products or that such clearances or approvals may be delayed; that cost reductions may not be sustained or be sufficient to enable the Company to achieve profitability; that the Company may not be able to establish an effective distribution system for its products in the U.S. or abroad; that the Company’s products may not gain the anticipated acceptance in the marketplace or that acceptance may be delayed; and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2009, and its most recent Form 10-Q. By making these forward-looking statements, MiMedx Group does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
					Inception
	Three Months Ended		Six Months Ended		(November 22, 2006)
	June 30,		June 30,		through
	2010	2009	2010	2009	June 30, 2010
REVENUES:
Net Sales	$322,075	$—	$436,930	$—	$437,730

OPERATING COSTS AND EXPENSES:
Cost of products sold	435,925	—	815,513	—	815,753
Research and development expenses	752,711	773,517	1,325,115	1,250,887	10,064,950
Acquired in-process research and development	—	—	—	—	7,177,000
Selling, General and Administrative expenses	1,831,236	769,478	3,542,674	3,163,330	24,186,681
Gain on sale of assets	—	—	—	—	(275,428)

LOSS FROM OPERATIONS	(2,697,797)	(1,542,995)	(5,246,372)	(4,414,217)	(41,531,226)

OTHER INCOME (EXPENSE), net
Financing expense associated with issuance of common stock for registration rights waivers	—	—	—	—	(1,305,100)
Financing expense associated with warrants issued in connection with convertible promissory note	—	—	—	—	(975,833)
Net interest (expense) income, net	1,228	(54,548)	(592,282)	(55,310)	(221,912)
Change in fair value of investment, related party	—	—	—	—	(41,775)

LOSS BEFORE INCOME TAXES	(2,696,569)	(1,597,543)	(5,838,654)	(4,469,527)	(44,075,846)
Income taxes	—	—	—	—	—

NET LOSS	(2,696,569)	(1,597,543)	(5,838,654)	(4,469,527)	(44,075,846)

Accretion of redeemable common stock and common stock with registration rights to fair value	—	—	—	—	(2,158,823)

Loss attributable to common shareholders	$(2,696,569)	$(1,597,543)	$(5,838,654)	$(4,469,527)	$(46,234,669)

Net loss per common share
Basic and diluted	$(0.04)	$(0.04)	$(0.10)	$(0.11)

Shares used in computing net loss per common share
Basic and diluted	60,635,877	39,244,628	55,918,851	38,898,910

See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
	2010	December 31,
	(unaudited)	2009
ASSETS

Current assets:
Cash and cash equivalents	$2,728,205	$2,653,537
Trade Accounts Receivable	380,565	—
Inventory	95,328	30,920
Prepaid expenses and other current assets	121,981	121,277

Total current assets	3,326,079	2,805,734
Property and equipment, net of accumulated depreciation of $1,171,706 and $948,445 (June and December, respectively)	946,704	1,049,597
Goodwill	857,597	857,597
Intangible assets, net of accumulated amortization of $1,798,640 and $1,464,674 (June and December, respectively)	4,263,360	4,597,326
Deferred financing costs	—	192,627
Deposits and Other Long Term Receivables	92,500	189,202

Total assets	$9,486,240	$9,692,083

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable & Accrued expenses	$1,261,289	$629,349

Total current liabilities	1,261,289	629,349

Long term convertible debt, face value $3,472,000, less unamortized discount of $550,748 and including accrued interest of $69,604 (December)	—	2,990,856

Total liabilities	1,261,289	3,620,205

Commitments and contingency (Note 9)	—	—

Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 (March and December) shares issued and outstanding	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; and 61,770,931 (June) and 50,002,887 (December) shares issued; 61,720,931 (June) and 49,952,887 (December) shares outstanding	61,771	50,003
Additional paid-in capital	54,434,441	46,454,482
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Deficit accumulated during the development stage	(46,246,261)	(40,407,607)

Total stockholders’ equity	8,224,951	6,071,878

Total liabilities and stockholders’ equity	$9,486,240	$9,692,083

See notes to condensed consolidated financial statements
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